Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

May 15, 2020

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for AbbVie Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 3,662,939 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The Shares are issuable upon the vesting and/or exercise of certain stock options and restricted stock units granted under the AbbVie 2013 Incentive Stock Plan (the “AbbVie Stock Plan”) to certain former employees and directors of Allergan plc (“Allergan”) pursuant to the terms of the Transaction Agreement, dated as of June 25, 2019 (as amended on May 5, 2020, the “Transaction Agreement”), by and among the Company, Allergan and Venice Subsidiary LLC, a direct and wholly-owned subsidiary of the Company.

The Shares, when issued in accordance with the Transaction Agreement and the AbbVie Stock Plan, are referred to herein as the “Transaction Shares,” and the issuance of the Transaction Shares is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Transaction Agreement, (ii) the court order relating to the Company’s acquisition of Allergan that was filed with the Registrar of Companies in Dublin, Ireland, (iii) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company, as amended through the date hereof, (iv) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (v) resolutions of the board of directors of the Company with respect to the Issuance (the “Resolutions”) and (vi) the AbbVie Stock Plan.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Transaction Shares have been duly authorized and when (i) the Registration Statement

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AbbVie, Inc.

May 15, 2020

becomes effective under the Securities Act, (ii) the Transaction Shares are issued and delivered in accordance with the terms of the Transaction Agreement, the AbbVie Stock Plan and the award agreements thereunder, and as contemplated by the Registration Statement, and (iii) the Company receives any applicable consideration required to be paid therefor, including payment of the applicable exercise price for any options, the Transaction Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of Common Stock which the Company is authorized to issue under the Charter exceeds the aggregate of (i) the number of shares of Common Stock outstanding and (ii) the number of shares of Common Stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances under the Transaction Agreement and the AbbVie Stock Plan, by at least the maximum number of shares of Common Stock that may be issued pursuant to the Transaction Agreement and the number of shares of Common Stock that may be issued under the AbbVie Stock Plan, and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that certificates, if any, representing the Transaction Shares will be properly executed and delivered and that all other actions appropriate for the issuances of such Transaction Shares are taken. Our opinion assumes that the Registration Statement will become effective under the Securities Act before any shares of Common Stock covered by such Registration Statement are issued or sold.

This opinion is furnished to you in connection with the filing of the Registration Statement, and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP